January 2021 Lawson Products, Inc. 2021 Annual Incentive Plan Summary

2021 AIP 2 Annual Incentive Plan Establishment and Objectives of the Plan Lawson Products, Inc. (the “Company”) hereby establishes an incentive compensation plan to be known as the 2021 Annual Incentive Plan (hereinafter referred to as the “AIP” or “Plan”). The objectives of the AIP are to optimize the profitability and growth of the Company through incentives consistent with the Company’s goals and that link and align personal interests of eligible participants with an incentive for excellence in individual performance. Eligible participants may receive a payment under the AIP if established 2021 Company and individual goals are achieved. Such payments are subject to approval by the Board of Directors. Definitions “Reg G EBITDA” – Earnings before interest, taxes, depreciation, and amortization (EBITDA) adjusted to exclude the effects of mainly nonrecurring items of revenue or gain and expense or loss as determined by the Company. “Average Daily Sales Per Sales Representative” – Sales representative productivity as defined by Sales excluding freight divided by the monthly average number of sales representatives. “Inventory Turns” – Defined as an internal calculation on stock inventory turn rate. “Lawson Non-Sales Executives” - Eligible Vice Presidents who do not have responsibility for sales revenue. “Lawson Sales Executives” - Eligible Vice Presidents who have responsibility for sales revenue and operations. “Lawson Non-Executives” - Eligible employees who hold position levels below the role of Vice President. “Consolidated Sales” – product and service sales and freight and handling charges less returns and credits, excluding acquisition activity not included in original budget when targets established. “Net Sales from Acquisitions” – sales of acquired company for 12 months prior to transaction date. “Order Completion Rate” - Percentage of orders filled complete from home distribution center during first pass. “Plan Year” – Defined as the start of the performance period on January 1, 2021 and concluding at the end of the performance period on December 31, 2021. “Service Level” – Defined as Line Service Level with Line Routing.

2021 AIP 3 How the Incentive Plan Works Bonus payments or awards under the AIP are driven by the Company’s financial results and by individual performance. For 2021, there are three measures for the Company’s financial results. The Company financial performance measures are Reg G EBITDA, Consolidated Sales, and Net Sales from Acquisitions. Net Sales from Acquisitions applies to only Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents. For all other employees including Vice Presidents, only Reg G EBITDA and Consolidated Sales apply. In order to receive an AIP payout based upon a Company or subsidiary financial measure, a “Threshold” result must be achieved. For example, if the Company meets the Threshold measure for Reg G EBITDA but not for Consolidated Sales, then a bonus would be earned for the first measure but not for the second measure (subject to the other terms of this Plan). The individual performance measures are the annual goals established for each Plan participant. Each Plan participant has one or more individual goals, which may include certain operating goals established by the Company. See the 2021 AIP Appendix for the operating goals. If an individual does not earn some level of payout through their individual objectives, they may not be eligible for payout through the corporate objectives. Bonus Plan Eligibility Eligibility for the Plan is determined by the Company each year. The AIP is intended for full- time Company employees in department management level positions, and other exempt positions, to drive and reward accomplishment of Company and individual results. The Company will notify Plan participants in writing of their eligibility for the Plan. Eligibility to participate in the AIP is not (in itself) an evaluation of individual work performance, and is not a guarantee that an award payment will be earned or paid. Actual payment of awards is subject to the achievement of business and individual goals, the potential proration adjustments for time in an eligible position during the Plan Year, and the continuation of the Plan by the Company. Sales employees who participate in a sales commission bonus plan, or other employees who participate in other position-specific bonus programs (other than spot bonus awards), are not eligible to participate in this Plan.

How the Incentive is Determined

Bonus targets: An employee's bonus award will depend on both the Company's level of financial performance relative to pre-established financial goals and the participant's attainment of individual goals as set in the 2021 AIP Goal Statement. The bonus opportunity below reflects 100% of Company and individual performance. Actual AIP payments will vary with the different levels of achievement. Results falling above or below the target will be interpolated to determine the payout. The target bonus opportunity is a percentage of the eligible participant's annual salary as of the end of the Plan Year (*subject to exceptions described under the **Plan Administration** section.*)

AIP participants will each receive a 2021 AIP Participant Statement with their individual target bonus potential, calculated as a percentage of base salary.

2021 Plan

Position Level	Threshold	Target	Stretch
Exempt Employees in Salary Grade 6	1.5%	3%	4.5%
Exempt Employees in Salary Grade 7	1.5%	3%	4.5%
Exempt Employees in Salary Grade 8	1.5%	3%	4.5%
Exempt Employees in Salary Grade 9	2.5%	5%	7.5%
Exempt Employees in Salary Grade 10	4%	8%	12%
Exempt Employees in Salary Grade 11	5%	10%	15%
Exempt Employees in Salary Grade 12	7.5%	15%	22.5%
Exempt Employees in Salary Grade 13	10%	20%	30%
Exempt Employees in Salary Grade 14	12.5%	25%	37.5%
Supvs & Program/Project Mgrs (min)	*4%*	*8%*	*12%*
Managers of Departments (min)	*5%*	*10%*	*15%*
Directors (min)	*7.5%*	*15%*	*22.5%*
VP / SVP / EVP / CEO	15% / 25% / 30% / 50%	30% / 50% / 60% / 100%	45% / 75% / 90% / 150%

Bonus Weighting: The weighting of the Company's performance and the individual performance for the AIP award will vary depending on an individual's role in the Company. Corporate and business unit results will be determined by management based on the year-end corporate financials. Individual performance results will be determined by achievement of individual goals established, tracked and evaluated in the "2021 AIP Goal Input Template".

Company Level	Lawson Corporate Performance	Individual Performance
Lawson Non-Sales Executives	100%	0%
Lawson Sales Executives	100%	0%
Lawson Non-Executives	70%	30%

2021 AIP 4

2021 AIP 5 2021 Lawson Bonus Measures: The financial performance component of the bonus is based on the financial targets set for 2021. For 2021, the AIP results measures are Reg G EBITDA, Consolidated Sales and Net Sales from Acquisitions. The 2021 AIP targets are listed below. All goals, including financial targets set, are subject to approval and revision by the Compensation Committee of the Company’s Board of Directors (or its designee, as appropriate) in its sole discretion. Lawson Non-Sales CEO, Executive Vice President, Senior Vice President participants: Measurement Weighting Below Threshold Threshold Target Stretch % of Target Earned 0% 50% 100% 150% 2021 1st-Half Reg G EBITDA 30% $18,242,000 $21,461,000 $24,680,000 2021 2nd-Half Reg G EBITDA 30% $22,553,000 $26,533,000 $30,513,000 2021 1st-Half Consolidated Sales 15% $204,733,000 $213,264,000 $221,795,000 2021 2nd-Half Consolidated Sales 15% $213,704,000 $222,608,000 $231,512,000 Net Sales from Acquisitions 10% $12,000,000 $20,000,000 $60,000,000 Lawson Sales Senior Vice President participants: Measurement Weighting Below Threshold Threshold Target Stretch % of Target Earned 0% 50% 100% 150% 2021 1st-Half Reg G EBITDA 20% $18,242,000 $21,461,000 $24,680,000 2021 2nd-Half Reg G EBITDA 20% $22,553,000 $26,533,000 $30,513,000 2021 1st-Half Consolidated Sales 25% $204,733,000 $213,264,000 $221,795,000 2021 2nd-Half Consolidated Sales 25% $213,704,000 $222,608,000 $231,512,000 Net Sales from Acquisitions 10% $12,000,000 $20,000,000 $60,000,000 Lawson Non-Sales / Non-Mergers and Acquisitions Vice President participants: Measurement Weighting Below Threshold Threshold Target Stretch % of Target Earned 0% 50% 100% 150% 2021 1st-Half Reg G EBITDA 30% $18,242,000 $21,461,000 $24,680,000 2021 2nd-Half Reg G EBITDA 30% $22,553,000 $26,533,000 $30,513,000 2021 1st-Half Consolidated Sales 20% $204,733,000 $213,264,000 $221,795,000 2021 2nd-Half Consolidated Sales 20% $213,704,000 $222,608,000 $231,512,000

2021 AIP 6 Lawson Sales Vice President participants: Measurement Weighting Below Threshold Threshold Target Stretch % of Target Earned 0% 50% 100% 150% 2021 1st-Half Reg G EBITDA 20% $18,242,000 $21,461,000 $24,680,000 2021 2nd-Half Reg G EBITDA 20% $22,553,000 $26,533,000 $30,513,000 2021 1st-Half Consolidated Sales 30% $204,733,000 $213,264,000 $221,795,000 2021 2nd-Half Consolidated Sales 30% $213,704,000 $222,608,000 $231,512,000 Lawson Mergers and Acquisitions Vice President participants: Measurement Weighting Below Threshold Threshold Target Stretch % of Target Earned 0% 50% 100% 150% 2021 1st-Half Reg G EBITDA 25% $18,242,000 $21,461,000 $24,680,000 2021 2nd-Half Reg G EBITDA 25% $22,553,000 $26,533,000 $30,513,000 2021 1st-Half Consolidated Sales 10% $204,733,000 $213,264,000 $221,795,000 2021 2nd-Half Consolidated Sales 10% $213,704,000 $222,608,000 $231,512,000 Net Sales from Acquisitions 30% $12,000,000 $20,000,000 $60,000,000 Lawson Non-Executive participants: Measurement Weighting Below Threshold Threshold Target Stretch % of Target Earned 0% 50% 100% 150% 2021 1st-Half Reg G EBITDA 20% $18,242,000 $21,461,000 $24,680,000 2021 2nd-Half Reg G EBITDA 20% $22,553,000 $26,533,000 $30,513,000 2021 1st-Half Consolidated Sales 15% $204,733,000 $213,264,000 $221,795,000 2021 2nd-Half Consolidated Sales 15% $213,704,000 $222,608,000 $231,512,000 Individual Goals 30% $12,000,000 $20,000,000 $60,000,000

2021 AIP 7 Plan Administration Participants must be in employee status with the Company on December 31st of the Plan Year in order to receive any award. New Hire and Rehire During the first year of employment, bonus awards are prorated based upon the date of hire within the Plan Year. Note: Employees hired after October 1 are not eligible to participate in the AIP during that Plan Year. Employees who terminate during the Plan Year and return to the Company within 30 days are eligible to receive an AIP payment prorated for the days worked for the Company during the Plan Year. Employees who are rehired after more than 30 days may receive an AIP payment prorated based on their rehire date, if the rehire date is prior to October 2. Promotions and Transfers Individuals who are promoted or transferred during the Plan Year may participate in the Plan in the following situations:  From a non-bonus eligible position to an AIP eligible position: Individuals promoted during the Plan Year from a non-bonus eligible position to a position covered by the Plan are eligible to receive an award under the Plan based upon their position and salary as of December 31, 2021, prorated for the time in the AIP-eligible position.  From an AIP eligible position to another AIP eligible position: Individuals promoted from one position covered by the Plan to another such position during the Plan Year are eligible to receive an award in the following situations:  Change to the AIP target percentage: Job changes resulting in a change to the AIP target percentage are eligible to receive an award prorated to reflect their salary, goals and results in each respective position.  No change to the AIP target percentage: Job changes resulting in no change to the AIP target percentage are eligible to receive an award under the Plan based on their position and salary as of December 31, 2021 (with no proration to reflect the time in each respective position.)  From a sales incentive plan to an AIP eligible position: Individuals who transfer from a position that is compensated in part by sales commissions or eligible for a sales incentive plan to a position covered by this Plan are eligible to receive an award under this Plan based on their position and salary as of December 31, 2021, prorated for the time in the AIP-eligible position.  From an AIP eligible position to a non-bonus eligible position: Individuals who transfer from a position covered by the Plan to a non-bonus eligible position are eligible to receive an award prorated to reflect their salary, goals, results, and portion of the year in the AIP-eligible position. If an employee moves out of an eligible position during the first six months of the year, only Corporate goals will be considered when calculating the pro-rated award at the end of the year. Individuals who change jobs within the Plan Year should document their progress on individual goals to that point, and confirm their progress with their prior manager.

2021 AIP 8 Leaves of Absence If a Plan participant is granted one or more Leaves of Absence of any type (whether paid or unpaid) during the Plan Year, and if the amount of leave time exceeds 20 work days in the aggregate during the Plan Year, then the Company reserves the right to prorate any bonus otherwise earned under this Plan, based upon time worked during the Plan Year. Death If a Plan participant dies during the Plan Year, the Company will pay a bonus earned under the Plan, prorated through the date of death, to the participant’s beneficiary designated under the Company’s Basic Life Insurance program. In the case of death, any AIP payments will be made at the time other awards are made under the Plan. Separation from Employment Except as specified above, Plan participants who leave employment with the Company for any reason, other than death, at any time prior to the end of the Plan Year are not eligible to receive an award, and will not be considered to have earned an award under the Plan. Plan Distribution The Plan is tracked and managed on a Plan Year basis. The Company’s financial results and individual performance results are determined after completion of the Plan Year. When final results are compiled by Company management, if Threshold level performance results are reached, then AIP payments will be made within the first quarter of the next Plan Year. In all cases, eligibility to receive an AIP payment, the amount of any AIP payment, and the portion paid will be determined and approved by the Compensation Committee of the Company’s Board of Directors (or its designee, as appropriate) in its sole discretion. Bonuses are not considered calculable or payable prior to the payment date. Taxes and Deductions All AIP payments are subject to applicable payroll tax withholdings. Bonuses are not subject to 401(k) and Registered Retirement Savings Plan (RRSP) elections, or other benefit plan deductions, except for deferrals made pursuant to the terms of the Company’s Executive Deferral Program. Bonuses under this Plan are not included in determining any contribution of the Company for any benefits payable to an employee under the Lawson Products, Inc. and Certain Affiliates Retirement Plan. Special Circumstances Special circumstances that fall outside the normal management of this Plan are subject to review and final approval at the sole discretion of the Company’s Chief Executive Officer or his/her designee. Special circumstances include cases that cannot be reasonably and consistently adjudicated through the interpretation and application of the Plan provisions detailed in this document. The Company retains discretion to administer the AIP and address any special circumstances.

2021 AIP 9 Coordination with Other Bonus Programs Participation in the AIP is coordinated with other Company bonus programs (i.e., sales incentive programs) in the case of partial year eligibility. Employees are not eligible to participate in the AIP and any other incentive compensation programs during the same time period, except for a discretionary spot bonus or equity awards. Loyalty and Confidentiality Agreement Participation in this Plan is conditioned upon your entry into a Loyalty and Confidentiality Agreement (“LCA”) for your business unit. If you have previously entered into an LCA, your participation in this Plan represents additional consideration from the Company for your LCA. General Terms The Company reserves the right to modify or terminate this Plan for any reason at any time. This includes, for example, the right to make adjustments in the Plan deemed advisable in order to give consideration to changes in accounting rules, principles or methods, and/or extraordinary events, and to make adjustments in financial performance measures for purposes of evaluating performance under this Plan in recognition of such occurrences. The Company also reserves the right to adjust the amount of any payment otherwise due under this Plan if it determines that a Participant engaged in misconduct or violated the Company’s Code of Business Conduct or other policies, or if it determines that an adjustment is appropriate to better reflect the Participant’s actual contribution during the Plan year. This document is designed to communicate the basic provisions of the AIP, and should not be construed as either a guarantee of payment or a contract of employment between any Plan participant and the Company. No employee of the Company shall have a vested interest in the AIP prior to any payment. Participation in the AIP is at the sole discretion of the Company. The payment of a bonus under this Plan does not necessarily indicate that a Participant is performing all job duties at a satisfactory level, or that overall job performance is considered satisfactory. It is the Plan participant’s responsibility to review amounts paid under this Plan for accuracy, and to bring any discrepancies to the attention of the Company on a timely basis after the payment date. The Company reserves the right to offset any overpayments made under this Plan to a Plan participant against any other amounts owed by the Company to the Plan participant. This Plan will be covered by and interpreted under Illinois law, without regard to its choice of law rules.

2021 AIP APPENDIX

2021 AIP OPERATING GOALS

Operational Metrics for Individual Goals (where applicable)	Goal Payout Levels		
	Threshold*	Target*	Stretch*
Order Complete % by Quarter Orders Shipped Complete For Single Shipments by Quarter	Q1: 70.0% Q2: 70.0% Q3: 74.0% Q4: 80.0%	Q1: 72.0% Q2: 72.0% Q3: 76.0% Q4: 82.0%	Q1: 74.0% Q2: 74.0% Q3: 78.0% Q4: 84.0%
Two-Prong Goal: *Service Level & Inventory* Service Level (with Line Routing Maintained)	97.80%	98.10%	98.50%
Inventory	2.2	2.3	2.4
OPEX (less freight) as % of Sales	7.72%	7.66%	7.60%

* **Any *Threshold / Target / Stretch* amount found to be inconsistent with the goal intent may be adjusted subject to approval.**

2021 AIP 10